GLOBAL HEALTHCARE REIT, INC. ANNOUNCES AGREEMENT TO ACQUIRE FIFTH SKILLED NURSING FACILITY

Company Expands Into Ohio With Latest Healthcare Acquisition

July 29, 2014

ATLANTA, GEORGIA -- Global Healthcare REIT, Inc., a Utah corporation (OTC.QB:  GBCS) (“Global” or the “Company”) announced today that  effective July 22, 2014, it has entered into a purchase agreement to acquire the Meadowview Nursing Home, located in Seville, Ohio. The facility is licensed for 100 skilled nursing beds, is 27,500 square feet and located on 5 acres of land. Seville, Ohio is located approximately 25 miles west of Akron, Ohio and 40 miles south of Cleveland, Ohio in an area with attractive population growth in the 65 to 74 year age bracket.

The purchase price for the facility is $3.0 million.  Consummation of the purchase agreement is subject to satisfactory completion of a 45 day inspection period and other conditions customary in transaction of this nature.  It will also be necessary for Global to secure financing to cover a portion of the purchase price.  The Company has several financing opportunities which it is considering, although there currently exist no firm commitments.  Closing is scheduled to occur on September 30, 2014.

Global intends to lease the facility to a previously identified unaffiliated third-party operator. The Meadowview acquisition brings the Company’s portfolio to five properties. The Company expects to acquire several additional properties this quarter as well.

Christopher Brogdon, President of the Company, stated, “The forecasted financial metrics on this facility are extremely favorable once we have implemented our planned changes and upgrades.  We continue to evaluate properties opportunistically and hope to complete several additional acquisitions currently in the pipeline.”

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election  to take advantage of the tax incentives available to real estate investment trusts, however it has not yet been determined for which fiscal year that election will be made.  As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns five facilities and plans on acquiring more properties in the future.

For further information, contact:
Ryan Scates, Corporate Secretary
3050 Peachtree NW, Suite 355
Atlanta, Georgia 30305
(404) 549-4293

Safe Harbor

This press release may contain projection and other forward-looking statements. Any such statement reflects the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).